Exhibit 99.1

FOR IMMEDIATE RELEASE

Lantronix, Inc. Reports Record 33% Device Networking Year-Over-Year Revenue Growth and Total Company Growth of 11% for First Quarter Fiscal 2006

--Device Networking Unit Shipments Up 70%--

IRVINE, Calif., November 10, 2005 (PRIMEZONE) -- Lantronix, Inc. (Nasdaq:LTRX) today reported results for its first fiscal quarter ended September 30, 2005.

The company recorded revenues from continuing operations for the quarter ended September 30, 2005 of $12.2 million, an increase of 11% compared to $11.0 million for the same period last year and in line with previous annual guidance.

Net loss for the three month period was reduced to $(1.3) million or $(0.02) per share from $(3.6) million or $(0.06) per share for the same period last year. Gross margins from continuing operations were 50.0% for the first fiscal quarter, compared with 50.3% for the same period a year earlier.

Revenues for the device networking category in the first fiscal quarter were the company’s highest to date, at $8.3 million, up $2.0 million, an increase of 33% compared with the same period of the prior fiscal year. Revenues from this category contributed 68% of total revenues, up from 56% the same period a year ago. A record number of device networking units shipped during the quarter, with units up approximately 70% compared to fiscal Q1 last year and compared to unit growth for the full fiscal year ended June 30, 2005 of 44%.

Revenues for the company’s IT Management category in the first fiscal quarter were $2.8 million, down $0.3 million compared with the same period a year earlier. Revenues for non-core products were $1.2 million a decrease of $0.5 million from the quarter ended September 30, 2004.

Cash, cash equivalents and marketable securities increased $170,000 to $6.9 million during the quarter compared with a decrease of $3.0 million for the same period a year earlier. Fiscal Q1 2006 was the company’s second sequential quarter of positive cash results including the quarter ended June 30, 2005.

"We are pleased with the strong performance in our device networking category, especially since sales in the summer quarter are typically slower than the rest of the year due to seasonality,” said Marc Nussbaum, chief executive officer and president. “During the quarter, shipments of the XPort and WiPort embedded products were strong, with revenues up about 170% and units up about 200% compared to the same period last year. Our XPort and WiPort products contributed about two-thirds of the total embedded unit shipments and approximately 20% of total company revenues, up from about 9% in the same period one year ago.”

Nussbaum continued: “One of the emerging Internet megatrends is the connecting of everyday devices to other machines and businesses, or M2M. Adoption of machine-to-machine (M2M) networking technology is expected to continue accelerating over the next decade.”

FISCAL 2006 OUTLOOK
The following statements are forward-looking and are based on current expectations. Statements about future revenues, product successes or sales, or cash usage are subject to variations in any specific period. Actual results may differ materially from those described below. Please see the risk factors below in this release for a description of certain important risk factors that could cause actual results to differ.

The company reiterated its annual guidance of 10-15% revenue growth for fiscal 2006, continued cash positive growth and achieving quarterly profitability during the fiscal year.

The company is scheduled to hold a conference call and report its unaudited results for the first quarter fiscal 2006 today at 5:00PM Eastern Time. Investors can access the call at www.lantronix.com. A replay of the conference call will also be available via the company’s website (www.lantronix.com) starting at 7:00PM Eastern Time. Investors can also access the conference call by dialing 866-770-7051 and entering passcode 18899846. To access a replay of the conference call, starting at 7PM Eastern Time on November 10th, investors can call 888-286-8010 and enter passcode 48715383.

About Lantronix

Lantronix, Inc. (Nasdaq:LTRX) provides technology solutions that deliver Net Intelligence(tm), helping businesses remotely manage network infrastructure equipment and rapidly network-enable their physical electronic devices. Lantronix connectivity solutions securely link a company's electronic assets through the network, allow access to business-critical data within each device and convert that data into actionable information. With this new intelligence, companies can achieve greater efficiencies, reduce resource consumption and proactively transform the way they do business. The leader in device networking and secure remote management solutions, Lantronix was founded in 1989 and has its worldwide headquarters in Irvine, California. For more information, visit www.lantronix.com.

This news release contains forward-looking statements, including statements concerning the expected growth of machine-to-machine networking technology and the company’s annual guidance for fiscal 2006. These forward-looking statements are based on current management expectations and are subject to risks and uncertainties that could cause actual reported results and outcomes to differ materially from those expressed in the forward-looking statements, including but not limited to: quarterly fluctuations in operating results; changing market conditions; government and industry standards; market acceptance of Lantronix products by its customers; pricing trends; actions by competitors; future revenues and margins; changes in the cost or availability of critical components; the outcome of significant litigation; unusual or unexpected expenses; cash usage; and other factors that may affect financial performance. For a more detailed discussion of these and other risks and uncertainties, see the company's recent SEC filings, including its Form 10-K for the fiscal year ended June 30, 2005. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Lantronix is a registered trademark of Lantronix, Inc. All other trademarks are properties of their respective owners.

CONTACT: Lantronix
Jim Kerrigan, CFO
949-453-3990

SELECTED UNAUDITED STATEMENT OF OPERATIONS DATA
(In thousands, except per share data)

	Three Months Ended
	September 30,
	2005	2004
Net revenues (1)	$12,240	$11,045
Cost of revenues (2)(3)	6,100	5,488
Cost of revenues - share-based compensation	20	-
Gross profit	6,120	5,557
Operating expenses:
Selling, general and administrative (3)	5,905	6,800
Selling, general and administrative - share-based compensation	167	57
Research and development (3)	1,351	2,295
Research and development - share-based compensation	52	5
Amortization of purchased intangible assets	2	29
Restructuring recovery	(29)	-
Total operating expenses	7,448	9,186
Loss from operations	(1,328)	(3,629)
Interest income, net	3	9
Other income (expense), net	(10)	70
Loss before income taxes	(1,335)	(3,550)
Provision for income taxes	6	61
Loss from continuing operations	(1,341)	(3,611)
Income from discontinued operations	-	56
Net loss	$(1,341)	$(3,555)

Basic and diluted income (loss) per share:
Loss from continuing operations	$(0.02)	$(0.06)
Income from discontinued operations	-	-
Basic and diluted net loss per share	$(0.02)	$(0.06)

Basic and diluted weighted-average shares	58,499	57,922

(1) Includes net revenues from related party	$295	$318

(2) Includes amortization of purchased intangible assets	$297	$365

(3) Excludes share-based compensation expense, which is presented separately by respective expense category.

SELECTED CONSOLIDATED BALANCE SHEET DATA
(In thousands)

	September 30,	June 30,
	2005	2005

Cash and cash equivalents	$6,853	$6,690
Marketable securities	92	85
Accounts receivable, net	2,795	2,646
Inventories	6,190	6,828
Goodwill	9,488	9,488
Purchased intangible assets, net	468	559

Accumulated deficit	(164,423)	(163,082)
Total stockholders' equity	17,519	18,468